Exhibit 99.1

Jim Cramer, Host, Mad Money with Jim Cramer

Scott D. Peters, Chairman, CEO and President, Healthcare Trust of America, Inc.

Jim Cramer:
In an environment like this, where yield is really hard to find, as I said at the top of the show, don’t forget about the real estate investment trusts. Take Healthcare Trust of America, HTA, a real estate investment trust that’s one of the largest owners of medical office buildings in the United States, with a 4.4 percent yield, much better than you can get from treasuries, and substantially higher than most of the consumer packaged goods stocks we talk about. And remember, those have run so much that their yields have shrunk.

HTA has a smart model. They own medical real estate that’s adjacent to the campuses of major hospitals. I think this is a good business to be in as the Baby Boomer generation starts to reach the age where – well, let’s say we need a lot more medical care. Plus, Obamacare kicks in next year, the Affordable Care Act, and that means more people with insurance, something that should create additional demand for medical office space all over the country.

HTA just reported two weeks ago, and their funds from operations – that’s the key metric – came in at 16 cents, a penny above where the analysts were expecting, although their total occupancy rate declined by 20 basis points to 90.9 from the previous quarter. However, management sees those occupancy rates rising to 94 percent over the next 18 months. I think we should believe them considering that HTA has given you a 26 percent return since we spoke to the CEO just back in November.

So let’s hear from Scott Peters, the President, Chairman and CEO of Healthcare Trust of America, to find out more about his company’s prospects going forward. Mr. Peters, welcome back to Mad Money. Have a seat. Thank you.

Scott D. Peters:	Thank you for having me, Jim.

Jim Cramer:	So let’s just go over that. You are very confident that things are going to go to 94. What do you see that makes it so that you see this occupancy rate going higher?

Scott D. Peters:
Well, as you mentioned, the Affordable Care Act starts in 2014. We, last time I was here, talked about seeing more activity in our leasing. We continue to see that. With the 30-40 million more insured that are coming in –

Jim Cramer:	Right.

Scott D. Peters:
- healthcare systems looking for the most effective place to put their outpatient needs. We’re seeing additional larger users, tenant users. We also are starting to see employment. You know, the healthcare sector is supposed to grow greater than 70 percent.

Jim Cramer:	Right.

Scott D. Peters:
Greater than the average employment over the next ten years, so we’ve seen healthcare employers, educators, start using space. We’ve seen space demands now in the 10-15-20,000 square feet space requirements. We haven’t seen that the last two years.

Jim Cramer:
Now, one of the things that intrigued me was that in your medical office building supply and demand page, page seven, you say current rental rates are still below those experienced in 2008. They haven’t come back yet?

Scott D. Peters:
No, they haven’t. You know, we had a 3.4 percent same store growth this quarter, came off a 3.8 percent same store growth in the fourth quarter. Most of that came from two things. One, our contractual rent bumps two to three percent. Second, we’ve internalized our asset management – 87 percent is in-house right now. But the third is that rents are constrained. We saw one to two percent increases in renewal rates this last quarter, but as things recover, as the Affordable Care Act gets implemented, we think that we could see two, three, four percent renewal rates which would, again, increase our growth going forward over the next two, three, four years.

Jim Cramer:	How does it happen you have medical office development declining by 70 percent since 2008, and the rents haven’t already started going higher?

Scott D. Peters:
You know, the Affordable Care Act went through a process. It was about a three-year process. What we heard was that the physician was – the sole practitioner was going to go away, that all the healthcare systems were going to hire the physicians. What we’ve really seen is we’ve seen the physician groups get bigger, better cost efficiencies. Instead of 10 doctors, they now have 20 or 30. We’ve seen the healthcare system’s plan on the preventative medicine that they want to implement in order to contain costs. We’ve also seen them start to use their balance sheets to acquire physician practices. So, this is just starting and, of course, there weren’t funds in order to develop. Developers have had big difficulty the last three/four years.

Jim Cramer:
But that’s a part of the commercial – I mean you would think that the commercial construction business – this would be the first year they’d be building, but they obviously can’t get loans or is there not enough demand?

Scott D. Peters:	The demand is there. It’s starting to come. What’s happened is that the developers were having trouble getting loans. They were not being able to build a spec medical office.

Jim Cramer:	Right, okay, that’s what it is.

Scott D. Peters:
You need the healthcare system to take a significant portion of the space. You need a physician practice with good credit to come in and take a large portion of space. We are starting to see that, but we’ve still got great opportunity on on-campus, core critical real estate, where we think the rental rates will move up, and we think that occupancy will move in 93-94 percent.

Jim Cramer:
Okay, now you know, big backers of healthcare trust – JP Morgan has neutral on it. They’re saying there’s a very big remaining lock-up expiration in June and December of 2013, unlocking the remaining 50 percent of the stock. Shouldn’t people wait for that opportunity in June?

Scott D. Peters:
Well, we unlock June 6th. You know, we have been very fortunate. First quarter, we were able to put an ATM in place at the money offering. We raised $106 million. We expanded our institutional ownership. When I came on in November, we had two research analysts covering. We have eight now.

Jim Cramer:	Yeah. That’s really important, sponsorship.

Scott D. Peters:
It's an opportunity I think when the June 6th unlock comes, for people, if there is an opportunity, to get invested in our stock. We’re looking forward to additional liquidity, more opportunity for people to get invested. This is a core critical asset class due to the Affordable Care Act.

Jim Cramer:
I totally agree with you, and that’s why we have been backers. I just think the fact that increase is coming means there is a possibility for – this is my own speaking, higher distributions down the road. That’s what we care about on Mad Money. Thank you so much, Scott. Thank you.

Scott D. Peters:	Thank you for having me.

Jim Cramer:
Okay, that’s Scott Peters, President, Chairman and CEO of Healthcare Trust of America, HTA. It’s been a big winner. Look, expiration is coming up. This one has been one of the best in the group, so you ought to do some work on it. Mad Money’s back after the break.